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                                                                    Exhibit 99.1

AP Henderson Group Announces 2002 Annual Results

May 15, 2003 -

Revenues, Operating Income and Net Income up 73%, 60% and 81%, respectively, for the Year 2002

AP Henderson Group (OTCBB: APHG) - today announced record financial results for the fiscal year ended December 31, 2002. Results included significant gains in revenues, operating income, net earnings and cash flow.

Fiscal 2002 Results

Fiscal 2002 revenue was $106.6 million, 73% increase over revenues of $61.5 million for last year.

Operating income of $7.6 million increased 60% over the $4.7 million for fiscal 2001.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $12.5 million for fiscal 2002, which is 67% increase over the $7.5 million for fiscal 2001.

Net income for the year was $6.6 million or $0.17 per basic and fully diluted share for fiscal 2002, 81% increase over the fiscal 2001 earnings of $3.6 million or $0.09 per basic and fully diluted share.

HIGHLIGHTS

         - The Company's production capacity has significantly increased due to the successful upgrade of its atmospheric vacuum distillation units from the previous annual capacity of 300,000 tons to 1,300,000 tons allowing to meet increase demand in 2002

         - The Company effectively implemented an internal cost-cutting plan. As a result wages and salaries expense for fiscal 2002 was $2.5 million, 12.5% decrease from $2.8 million in fiscal 2001

         - The Company's petrochemical segment had net sales of $100.3 million and net income of $7.225 million, compared with net sales of $58.2 million and net income of $4.322 million in fiscal 2001

         - The Company's agrochemical segment had net sales of $6.24 million and net income of $1.15 million, compared with net sales of $3.36 million and net income of $0.926 million in fiscal 2001.

The record fiscal 2002 revenues were primarily the result of an increase in petroleum refinery production capacity from the previous annual capacity of 300,000 tons to 1,300,000 tons. The Company was able to meet strong market demand more adequately. The Company also completed the upgrade of processing capabilities of each of its heavy oil catalytic cracking units, heavy oil viscosity reduction units, solvent oil unit, gas separation units, gasoline etheralization units and asphalt units. These efforts have enabled the Company to process substantial volumes of both light sour and heavy sour crude oil.



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Record operating income for the year was primarily due to an increase in overall sales volume. With the increase in production capacity, the Company was able to meet increasing local market demand for petrochemical related products. The significant increase in net sales in agrochemical segment was due to increased market awareness of the Company's branded agrochemical products related to insecticide, fungicide and herbicide. The Company has focused over the last two years on developing agrochemical products that meet the specific needs of local markets, which the Company's contributed to the overall increase in market awareness and demand in our products.


ABOUT THE COMPANY

AP Henderson Group, through its wholly-owned subsidiary, Jingbo Chemical (Bo
Xing) Company Ltd., is one of the largest independent petroleum refiners and suppliers of transportation fuels, fuel oil, liquefied petroleum gas (LPG), oxidized asphalt and other petrochemical products in the Shandong Province of the People's Republic of China. Its agrochemical division is a major manufacturer and supplier of insecticide, fungicide, herbicide and other agrochemical products in the eastern and northern parts of China.

FORWARD LOOKING STATEMENTS

The statements contained in this press release that are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements, without limitation, regarding our expectations, beliefs, intentions or strategies regarding the future. The Company intends that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things: (1) expected revenue and earnings growth; (2) estimates regarding the size of target markets; and (3) regulation of the Company's industries and markets by the Chinese government. These statements are qualified by important factors that could cause the Company's actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company's ability to purchase crude oil from local suppliers in sufficient quantities, (2) the Company's ability to obtain government approval to import crude oil as it desires, and (3) disruption of the Company's markets and industries by China's entry into the Word Trade Organization. These statements, and other forward looking statements, are not guarantees of future performance and involve risks and uncertainties as more fully described in the Company's periodic filings with the Securities and Exchange Commission.

Table to follow:



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*All of the Company's sales and expenses are denominated Renminbi ("RMB"), the national currency of the People's Republic of China. Solely for the convenience of the reader, the financial information as of, and for the periods ended, December 31, 2002 and 2001 have been converted into United States dollars at the buying rate of US$1.00 = RMB 8.2773 for 2002 and RMB 8.2773 for 2001, as announced by the People's Republic of China as of December 31, 2002 and as of December 31, 2001. No representation is made that the RMB amounts could have been, or could be, converted into United States dollars at that rate or at any other certain rate as of the respective dates or at any other date.

Financial Statements

                               AP Henderson Group
                      Consolidated Statements of Operation
                     ($000's, except per share information)
                                   (unaudited)
--------------------------------------------------------------------------------
                                              The year ended
                                                December 31,
                                            -----------------------
                                               2001         2002       Change
                                            ----------   ----------   ----------
Operating Revenues                             61,537      106,578          73%

Operating Expenses                             56,797       98,979          74%

Operating Income                               4,740         7,599          60%

Nonoperating Income (Loss), net                 317          1,992

Income before income taxes and                 5,057         9,591
  minority interests

Income tax expense                             1,280         2,922

Income (loss) applicable to minority           (133)           (60)
  interests

Net Income                                     3,644         6,609          81%

Net Income per share - basic &                  0.09          0.17
diluted



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                               AP Henderson Group
                           Consolidated balance sheet
                     ($000's, except per share information)
                                   (unaudited)
--------------------------------------------------------------------------------
                                                               As of
                                                            December 31,
                                                     ---------------------------
                                                         2001            2002
                                                     ------------   ------------

Assets
Current assets
   Cash and cash equivalents                               9,607         14,647
   Accounts receivable, net                                  191            751
   Other current assets                                   15,645         24,623

Net property and equipment                                13,646         20,760

Non-current assets
   Investment in an equity affiliate                       2,549              -
   Intangible and other assets                               615            545
   Deferred tax assets                                       646            359
                      Total assets                        42,899         61,685

Liabilities and shareholders' equity
   Current liabilities                                    38,616         27,254
   Long-term liabilities                                       -         20,354
   Minority interests                                        303              -
   Shareholders' equity                                    3,980         14,077
       Total liabilities and shareholders' equity         42,899         61,685



All assets and operations of the Company are located in China, which is considered as one geographic location in an economic environment with similar risks and returns.

SOURCE AP Henderson Group

CONTACT:
Mr. Richard Lui of AP Henderson Group, 213/538-1203, richard.lui@morgancapital.us